Exhibit 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Reports 2007 Second Quarter Results

ALPHARETTA, GEORGIA — August 8, 2007 (NYSE:NP) — Neenah Paper, Inc. today reported income from continuing operations for the second quarter 2007 of $3.3 million, or $0.22 per diluted common share, compared with income from continuing operations of $84.2 million, or $5.68 per diluted common share, for the second quarter of 2006. Consolidated net income in the second quarter of 2006 included an after-tax gain of $75.7 million, or $5.11 per diluted common share, related to the sale of timberlands. Net sales of $258.1 million for the second quarter 2007 increased more than 80 percent versus the prior year and included sales related to the company’s acquisitions of Neenah Germany and Fox River Paper Company.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “During the quarter, our paper businesses delivered solid results despite challenging market conditions and we made continued progress with key initiatives. In Fine Paper, we are executing our integration plan to deliver synergies following the Fox River purchase. Our Technical Products business is performing well, delivering year-on-year growth with an improved sales mix of higher value products both in the U.S. and in Germany. We have improved productivity at the Pictou mill this year and the pulp market remains strong, although Pulp earnings, as expected, were significantly lower as a result of the timing and scope of our annual maintenance shutdown, which occurred in May of this year as opposed to October of last year.”

Fine Paper quarterly net sales of $103.6 million increased 81 percent, from $57.3 million last year, primarily due to the addition of Fox River. Operating income was $13.2 million in the second quarter of 2007, compared to $15.5 million in the second quarter of 2006. Operating income in the current quarter was reduced by approximately $1.2 million as a result of purchase accounting standards that required Fox River’s beginning inventory to be revalued to market selling prices. In addition, higher prices for pulp and increased distribution costs in the quarter were only partly offset by higher selling prices. Increased volumes and efficiencies from the Fox River acquisition also contributed positively to operating income for the quarter.

Technical Products net sales were $102.5 million in the second quarter of 2007, more than tripling from $33.8 million reported in the same period last year. In addition to added sales from Neenah Germany, results benefited from increased revenues in domestic operations, with growth in higher value products and improved selling prices. Operating income for the second quarter of 2007 was $8.7 million, up from $2.9 million in the second quarter of 2006. The higher operating income in 2007 reflected the inclusion of the German business and an improved sales mix and higher selling prices in domestic operations that offset higher manufacturing input costs.

Net sales for Pulp in the second quarter of 2007 were $52.0 million compared with $52.1 million for the same period of 2006. Higher market selling prices versus the prior year were able to offset lower volumes. While 2007 volumes reflected normal levels, shipments in 2006 were unusually high in the second and third quarters to meet customer demand following the Terrace Bay shutdown. Pulp second quarter operating losses of $6.1 million compared with operating income of $123.1 million in 2006. Prior year results included a pre-tax gain of $122.6 million from the sale of timberlands and current year results include recognition of $1.5 million of deferred gains on this sale. Excluding these gains, operating results in the quarter declined versus 2006 as a result of timing and scope of the annual maintenance shutdown. The impact of the maintenance down in second quarter 2007 results was approximately $10 million. Benefits from higher selling prices in the second quarter of 2007 were able to offset the negative impacts of a stronger Canadian dollar and increased fiber costs.

Selling, general and administrative expense was $21.9 million in the second quarter of 2007 and compared with $11.8 million in the second quarter of 2006. The increase was primarily due to incremental expenses for acquired companies, as well as additional costs in 2007 for amortization of stock based compensation and an executive retirement. Net interest expense of $6.5 million in the second quarter of 2007 increased from $4.1 million in the second quarter of 2006 as a result of added borrowings to finance the Fox River and Neenah Germany acquisitions. The effective tax rate in the second quarter of 2007 was approximately 33 percent, compared with 38 percent in 2006.

Discontinued Operations

The company’s Terrace Bay pulp and woodlands operations, excluding certain post-retirement obligations, were transferred to Terrace Bay Pulp Inc. and Eagle Logging Inc. in August 2006. Results from Terrace Bay have been classified as discontinued operations for all periods presented. Losses for discontinued operations in the second quarter of 2007 were $0.7 million primarily due to expenses for certain post-employment obligations of former Terrace Bay employees. In the second quarter of 2006, there was a net loss of $10.9 million from discontinued operations.

Year-To-Date

For the six months ended June 30, 2007, income from continuing operations was $18.5 million, or $1.22 per diluted common share, compared with $87.6 million, or $5.91 per diluted common share, in 2006. Results in 2006 and 2007 included gains of $5.11 and $0.06 per diluted common share respectively, related to the sale of timberlands. Excluding these timberlands gains, earnings per diluted common share for the first six months of 2007 increased almost 40 percent, from $0.80 in 2006 to $1.10 in 2007. The higher net income in 2007 was due to additional profits from acquisitions, an improved Technical Products mix, and pulp earnings that increased despite timing of the maintenance shutdown, primarily as a result of increased selling prices and improved productivity. In addition, earnings were higher in 2007 due to a decline in the effective tax rate from 38 percent in the first six months of 2006 to 30 percent in 2007.

Year-to-date net sales in 2007 were $482.8 million, versus $275.7 million in 2006, with higher sales resulting from acquisitions and from improved selling prices in all product segments. Selling, general and administrative expense for the first six months increased from $26.9 million in 2006 to $39.8 million this year, although as a percentage of sales, these costs declined from 10 percent to 8 percent due to increased scale and efficiency gains associated with the acquisitions.

Losses from discontinued operations were $0.08 per diluted common share for the first six months of 2007 and $0.90 per diluted common share for the same period in 2006.

CONFERENCE CALL

As previously announced, Neenah Paper will hold a conference call to discuss second quarter earnings and other matters of interest at 11 a.m. (Eastern) on Thursday, August 9. The call will be simultaneously broadcast via the internet, and stockholders and other interested parties are invited to listen to the live broadcast or participate in the call by following the instructions set out in the Investor Relations section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through August 31.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, ESSE®, KIMDURA® and MUNISING LP®, Gessner® and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has paper manufacturing operations in the United States and Germany, and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S. dollar/Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES

NEENAH PAPER INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006

Net Sales	$258.1	$142.8	$482.8	$275.7
Cost of products sold	227.4	116.7	408.6	226.1
Gross Profit	30.7	26.1	74.2	49.6
Selling, general and administrative expenses	21.9	11.8	39.8	26.9
Gain on sale of woodlands	(1.5)	(122.6)	(2.9)	(122.6)
Other income - net	(1.1)	(2.0)	(1.7)	(3.6)
Operating Income	11.4	138.9	39.0	148.9
Interest expense-net	6.5	4.1	12.5	8.6
Income From Continuing Operations Before Income Taxes	4.9	134.8	26.5	140.3
Provision for income taxes	1.6	50.6	8.0	52.7
Income From Continuing Operations	3.3	84.2	18.5	87.6
Loss From Discontinued Operations	(0.7)	(10.9)	(1.2)	(13.4)
Net Income	$2.6	$73.3	$17.3	$74.2

Earnings Per Common Share:
Basic
Continuing Operations	$0.22	$5.71	$1.25	$5.94
Discontinued Operations	(0.04)	(0.74)	(0.08)	(0.91)
	$0.18	$4.97	$1.17	$5.03

Diluted
Continuing Operations	$0.22	$5.68	$1.22	$5.91
Discontinued Operations	(0.05)	(0.74)	(0.08)	(0.90)
	$0.17	$4.94	$1.14	$5.01

Weighted Average Common
Shares Outstanding (000s)
Basic	14,857	14,747	14,835	14,745

Diluted	15,221	14,826	15,124	14,812

NEENAH PAPER INC AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

Reconciliation of Non-GAAP Disclosure Items

(In millions, except per share data)

Reconciliation of consolidated operating income to adjusted operating income:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006

Operating income	$11.4	$138.9	$39.0	$148.9
Subtract: Gain on sale of woodlands	(1.5)	(122.6)	(2.9)	(122.6)
Operating income adjusted for gain on sale of woodlands	$9.9	$16.3	$36.1	$26.3

Reconciliation of net income to adjusted net income:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006

Net Income	$2.6	$73.3	$17.3	$74.2
Add (subtract):
After-tax gain on sale of woodlands	(0.9)	(75.7)	(1.8)	(75.7)
Loss from discontinued operations, net of tax	0.7	10.9	1.2	13.4
Net income adjusted for after-tax gain on sale of woodlands and loss from discontinued operations	$2.4	$8.5	$16.7	$11.9

Reconciliation of earnings per share to adjusted earnings per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006

Earnings Per Diluted Common Share	$0.17	$4.94	$1.14	$5.01
Add (subtract):
After-tax gain on sale of woodlands	(0.06)	(5.11)	(0.12)	(5.11)
Loss from discontinued operations, net of tax	0.05	0.74	0.08	0.90

Earnings per diluted common share adjusted for after-tax gain on sale of woodlands and loss from discontinued operations	$0.16	$0.57	$1.10	$0.80

Notes:

In accordance with generally accepted accounting principles in the United States (“GAAP”), reported net income and earnings per diluted share include the after-tax effects of discontinued operations and unusual and non-recurring items. In addition, reported operating income includes the pre-tax effects of non-recurring items.  We believe that by adjusting such reported amounts to exclude the effects of these items, the resulting adjusted operating income, adjusted net income and adjusted earnings per share are on a basis that reflects the results of our ongoing operations.  Adjusted operating income, adjusted net income and adjusted earnings per share are not recognized terms under GAAP and should not be considered in isolation or as a substitute for operating income, net income, earnings per share or any other performance measures derived in accordance with GAAP.  Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to their measures.

NEENAH PAPER INC AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In millions)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Business Segment Data	2007	2006	2007	2006

Net Sales:
Fine Paper	$103.6	$57.3	$175.9	$115.4
Technical Products	102.5	33.8	203.2	66.8
Pulp	52.0	52.1	104.0	95.2
Intersegment Sales	—	(0.4)	(0.3)	(1.7)
Consolidated	$258.1	$142.8	$482.8	$275.7

Operating Income (Loss):
Fine Paper	$13.2	$15.5	$25.6	$31.1
Technical Products	8.7	2.9	18.9	4.9
Pulp	(6.1)	123.1	1.9	119.5
Unallocated corporate expenses	(4.4)	(2.6)	(7.4)	(6.6)
Consolidated	$11.4	$138.9	$39.0	$148.9

Balance Sheet Data	June 30, 2007	December 31, 2006
Cash and cash equivalents (1)	$1.1	$1.6
Adjusted working capital (2)	154.0	92.6
Total debt	346.9	283.6
Stockholders’ equity	225.4	184.9
Total assets	911.0	744.7

	For the Six Months Ended June 30,
Cash Flow Data	2007	2006
Cash provided by operating activities	$21.6	$44.5
Depreciation and amortization	22.0	13.7
Stock-based compensation	3.5	2.7
Capital expenditures	23.6	9.9
Pension contributions (3)	3.9	5.4

Notes:

(1)             Excludes restricted cash of $5.8 million at June 30, 2007

(2)             Adjusted working capital consists of all current assets and current liabilities, net of cash (including restricted cash) and debt payable within one year.

(3)             Cash contributions to pension trusts.